Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

Barry E. Stewart

Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Inc. Reports Third Quarter 2004 Financial Results

ORLANDO, Fla. — October 21, 2004 — Rotech Healthcare Inc. (OTC: ROHI.PK) (the “Company”) today reported that net revenues for the third quarter ended September 30, 2004 were $131.3 million versus net revenues of $142.4 million for the same period last year. The Company reported net earnings of $8.4 million for the third quarter as compared to net earnings of $2.3 million for the third quarter of 2003. Diluted earnings per share were $0.33 for the third quarter ended September 30, 2004 versus diluted earnings per share of $0.09 for the same period last year.

For the nine months ended September 30, 2004, net revenues were $398.8 million versus $440.6 million for the nine months ended September 30, 2003. The Company reported net earnings of $27.9 million for the nine months ended September 30, 2004 as compared to net earnings of $0.4 million for the comparable period last year. Diluted earnings per share were $1.08 for the nine months ended September 30, 2004 as compared to diluted earnings per share of $0.02 for the nine months ended September 30, 2003.

Respiratory therapy equipment and services revenues represented 87% of total revenue for the third quarter and the nine month period ended September 30, 2004, versus 83%, for the third quarter and the nine month period ended September 30, 2003, respectively. Durable medical equipment (DME) revenues represented 11% of total revenue for the third quarter and the nine-month period ended September 30, 2004, versus 15% for the same periods last year.

EBITDA was $42.1 million and $46.5 million, for the third quarter ended September 30, 2004 and September 30, 2003, respectively. EBITDA was $132.8 million for the nine months ended September 30, 2004, versus $127.2 million for the nine months ended September 30, 2003. The Company completed the repurchase of $13.0 million of its 9 1/2% Senior Subordinated Notes due 2012 during the third quarter, at a premium, which resulted in a $0.9 million charge to selling, general and administrative expenses for the loss on the extinguishment of debt. Additionally, reductions in EBITDA of approximately $6 million for the third quarter and approximately $20 million for the nine month period ended September 30, 2004 are attributable to the reductions in reimbursement for Medicare Part B drugs that became effective January 1, 2004. The Company’s savings generated through cost control activities are continuing to offset these reductions to EBITDA.

The Company views earnings from continuing operations before interest, income taxes, depreciation and amortization (EBITDA) as a commonly used analytic indicator within the health care industry, which serves as a measure of leverage capacity and debt service ability. These performance measures should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from this benchmark are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, the benchmarks as presented may not be comparable to other similarly titled measures of other companies.

Set forth below is a comparable reconciliation of the Company’s net earnings to EBITDA:

Comparable reconciliation of Net Earnings to EBITDA (Dollars in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003 (As restated)	2004	2003 (As restated)	2004

Net earnings	$2,299	$8,431	$392	$27,862
Income taxes	1,958	5,859	757	19,385
Interest expense, net	10,712	8,595	31,343	26,219
Depreciation & amortization	31,579	19,259	94,745	59,375

EBITDA	$46,548	$42,144	$127,237	$132,841

Fully diluted earnings per share were $0.33 and $1.08 for the third quarter and the nine month period ended September 30, 2004, respectively compared to $0.09 and $0.02 for the same periods in 2003. Improvements to diluted earnings per share are primarily attributable to the Company’s continuing cost control activities, offset by Medicare Part B drug reimbursement reductions, and lastly by the normalization of depreciation and amortization. The impact of the reductions for Medicare Part B drugs has reduced diluted earnings per share by approximately $0.14 and $0.45 per diluted share for the third quarter and nine month period ended September 30, 2004, respectively. As previously reported, the Company took an accelerated depreciation charge in 2003 related to the estimated depreciable lives for certain assets acquired from its predecessor company. The accelerated depreciation charge resulted in improvement per diluted earnings per share of $0.28 and $0.81 during the third quarter and nine month period September 30, 2004, respectively. The remaining improvements to diluted earnings per share are attributable to the Company’s ongoing cost control activities.

Philip L. Carter, President and Chief Executive Officer, commented that, “We are pleased to report another solid quarter. Cash flows continue to remain strong, and our turnaround continues as planned.” Mr. Carter also added, “In the event that the recommendations regarding inhalation drug dispensing fees provided for in the recent GAO report (Medicare: Appropriate dispensing fee needed for suppliers of Inhalation Therapy Drugs) are considered and the fee ranges identified in the CMS’s comments to the report are adopted for 2005, we believe it is likely that Rotech Healthcare will be able to continue offering inhalation drugs to Medicare patients in 2005.”

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 500 operating centers, located principally in non-urban markets. Rotech’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid; the collectibility of the Company’s accounts receivable; changes in government regulation generally; compliance with various settlement agreements and corporate compliance programs established by the Company; the Company’s emergence from bankruptcy and its spin-off from its former parent company; compliance with confidentiality requirements with respect to patient information; and other factors. Rotech Healthcare Inc. does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

Rotech Healthcare Inc.

Unaudited Condensed Consolidated Balance Sheets

(Dollars in Thousands)

	December 31, 2003	September 30, 2004
Assets
Current assets:
Cash and cash equivalents	$20,980	$55,781
Accounts receivable, net	81,862	75,523
Other accounts receivable	892	380
Inventories	7,989	8,278
Other current assets	19,580	16,954

Total current assets	131,303	156,916

Property and equipment, net	150,752	130,937
Identifiable intangible assets, net	17,684	16,856
Other goodwill	11,256	11,256
Reorganization value in excess of value of identifiable assets - goodwill	668,347	668,347
Other assets	13,941	12,397

	$993,283	$996,709

Liabilities and Stockholders’ Equity
Current liabilities:
Current and accrued liabilities	$67,327	$62,231
Current portion of long term debt	692	439

Total current liabilities	68,019	62,670

Deferred tax liabilities	25,905	42,836
Priority tax claim	8,352	7,081
Long term debt, less current portion	367,308	329,342
Series A Convertible Redeemable Preferred Stock	6,101	6,420

Stockholders’ equity:

Common stock	3	3
Additional paid-in capital	495,881	498,781
Retained earnings	21,714	49,576

Total stockholders’ equity	517,598	548,360

	$993,283	$996,709

Rotech Healthcare Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in Thousands except share and per share data)

	Three Months Ended September 30, 2003 (As restated)	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2003 (As restated)	Nine Months Ended September 30, 2004
Net revenue	$142,353	$131,340	$440,637	$398,751

Gross profit	96,787	98,345	297,484	299,298
Costs and expenses:
Provision for doubtful accounts	4,368	3,487	14,305	12,263
Selling, distribution and administrative	77,420	71,973	250,432	213,569

Total costs and expenses	81,788	75,460	264,737	225,832

Operating income	14,999	22,885	32,747	73,466
Interest expense, net	10,712	8,595	31,343	26,219

Earnings before income taxes	4,287	14,290	1,404	47,247
Federal and state income taxes	1,958	5,859	757	19,385

Net earnings before cumulative effect of change in accounting principle for mandatorily redeemable financial instruments	2,329	8,431	647	27,862
Cumulative effect of change in accounting principle for mandatorily redeemable financial instruments	30		30

Net earnings	2,299	8,431	617	27,862
Accrued dividends on redeemable preferred stock	0	0	225	0

Net earnings available for common stockholders	$2,299	$8,431	$392	$27,862

Net earnings per common share – basic	$0.09	$0.34	$0.02	$1.11
Net earnings per common share – diluted	$0.09	$0.33	$0.02	$1.08
Weighted average shares outstanding – basic	24,999,998	25,189,896	24,999,998	25,107,371
Weighted average shares outstanding – diluted	25,199,998	25,784,082	25,199,998	25,796,345

Rotech Healthcare Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Three Months Ended September 30, 2003 (As restated)	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2003 (As restated)	Nine Months Ended September 30, 2004
Net earnings	$2,299	$8,431	$392	$27,862

Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for doubtful accounts	4,368	3,487	14,305	12,263
Depreciation and amortization	31,579	19,259	94,745	59,375
Loss on extinguishment of debt	0	910	0	0
Net change in operating assets and liabilities	9,110	12,320	(4,904)	10,622

Net cash provided by operating activities	47,356	44,407	104,538	110,122

Cash flows from investing activities:
Purchases of property and equipment	(9,506)	(14,600)	(32,700)	(38,734)
Business acquisitions	0	0	(1,873)	0

Net cash used in investing activities	(9,506)	(14,600)	(34,573)	(38,734)

Cash flows from financing activities:
Payments of long term borrowings	(50,000)	(14,019)	(80,513)	(38,219)
Payments of priority tax claims	(157)	(10)	(463)	(1,271)
Proceeds from stock option exercises	388	239	388	2,903

Net cash used in financing activities	(49,769)	(13,790)	(80,588)	(36,587)

(Decrease) increase in cash and cash equivalents	(11,919)	16,017	(10,623)	34,801

Cash and cash equivalents, beginning of period	29,308	39,764	28,012	20,980

Cash and cash equivalents, end of period	$17,389	$55,781	$17,389	$55,781